Exhibit 99.1

Targacept Announces Stockholder Approval of Proposals Related to Merger with Catalyst Biosciences

August 18, 2015 – Winston-Salem, NC- Targacept, Inc. (NASDAQ: TRGT) today announced that its stockholders have voted to approve the adoption of the agreement and plan of merger, dated March 5, 2015, as amended May 6, 2015, and May 13, 2015, providing for the merger of a wholly-owned subsidiary of the company with Catalyst Biosciences, Inc., at its 2015 annual stockholders meeting held today.

At today’s annual meeting, 31,328,555 shares of common stock, or approximately 91.3% of the outstanding common stock entitled to vote, were represented by proxy or in person and approximately 84.7% of the shares voting at today’s annual meeting voted in favor of the adoption of the merger agreement.

The stockholder approvals satisfy certain conditions to the closing of the transaction, including allowing for:

•	Targacept to effect a reverse stock split of Targacept common stock, at a ratio of 7-for-1; and
•	The changing of Targacept’s corporate name to “Catalyst Biosciences, Inc.”

Prior to the closing of the merger, Targacept will pay a dividend consisting of an aggregate cash amount of $19,500,000, which is approximately $0.5692 per share, and non-interest bearing, redeemable convertible notes with an aggregate principal amount of $37,000,000, which is approximately $1.080 per share. The dividend will be paid on August 19, 2015 to Targacept’s stockholders of record as of the close of business on August 14, 2015.

The parties expect to complete the merger on August 20, 2015, subject to the conditions set forth in the merger agreement. If the merger is completed, Targacept will be renamed “Catalyst Biosciences, Inc.” and expects to trade on the NASDAQ market under the symbol CBIO.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expense, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of Targacept’s merger with Catalyst Biosciences. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Targacept makes, including the risks described in the “Risk Factors” section of Targacept’s periodic reports filed with the SEC. Targacept does not assume any obligation to update any forward-looking statements, except as required by law.

Targacept Contacts:

Investors:

Targacept, Inc.

Stephen A. Hill

CEO

336.480.2100

Stephen.hill@targacept.com

Media:

Heather Savelle

MacDougall Biomedical Communications

781.235.3060

hsavelle@macbiocom.com